-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED to Delist from Nasdaq SmallCap Market

HOUSTON, TEXAS, February 21, 2005 - Reliability Incorporated (NASDAQ: REAL), a leader in burn-in and test technology for semiconductors, today announced that it received a determination by the Nasdaq Listing Qualification Staff on February 15, 2005 indicating that the Company fails to comply with the requirement of $1.00 per share minimum price over the past 180 days which is a requirement for continued listing on the Nasdaq National Market set forth in Marketplace Rule 4310(c)(8)(D), Maintenance Standard 2. The Company's stock has recently been trading between $0.50 to $.80 per share. Accordingly, the Company's securities will be delisted from The Nasdaq SmallCap Market at the opening of business on February 24, 2005.

The Company anticipates that its shares will be traded over the counter on the Pink Sheets, but can make no assurances that any broker or market maker will make a market in the Company's common stock. The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://pinksheets.com/.

See the Company's website at www.relinc.com

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services, the ultimate acceptance by the market of new products and continued listing on public markets. Actual results may materially differ from projections.